Exhibit 5.3

Squire Patton Boggs (US) LLP 2325 E. Camelback Road, Suite 700 Phoenix, Arizona 85016 O +1 602 528 4000 F +1 602 253 8129 squirepattonboggs.com

June 3, 2025

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as special Arizona counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and its subsidiaries Divested Litchfield Park Properties, Inc., an Arizona corporation (“DLPP”), and Goodyear Farms, Inc., an Arizona corporation (“Goodyear Farms”), and are rendering this opinion in connection with the prospectus, dated May 29, 2025 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated May 29, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 29, 2025 and the offer and sale of: (i) $500,000,000 in aggregate principal amount of the Company’s 6.625% Senior Notes due 2030 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Guarantors and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Twelfth Supplemental Indenture, in respect of the Notes, dated as of June 3, 2025 (together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, it is our opinion that each of DLPP and Goodyear Farms: (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona, (ii) possesses the corporate power and authority to execute, deliver and perform the Guarantees and the Indenture, and (iii) has duly authorized, executed and delivered the Guarantees and the Indenture.

We are members of the bar of the State of Arizona. We do not express any opinion herein on any laws other than those of the State of Arizona.

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The Goodyear Tire & Rubber Company June 3, 2025 Page 2	Squire Patton Boggs (US) LLP

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Company’s Current Report on Form 8-K to be filed on June 3, 2025. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ Squire Patton Boggs (US) LLP

Attachment: Schedule A — List of Guarantors

SCHEDULE A

Guarantors

Guarantor	State of Incorporation or Formation

Celeron Corporation	Delaware

Cooper International Holding Corporation	Delaware

Cooper Tire Holding Company	Ohio

Cooper Tire & Rubber Company LLC	Delaware

Cooper Tire & Rubber Company Vietnam Holding, LLC	Delaware

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Max-Trac Tire Co., Inc.	Ohio

Raben Tire Co., LLC	Indiana

T&WA, Inc.	Kentucky

Wingfoot Brands LLC	Delaware